Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Acadia Healthcare Company, Inc. Amended and Restated Incentive Compensation Plan, as amended, of our reports dated February 26, 2026, with respect to the consolidated financial statements of Acadia Healthcare Company, Inc. and the effectiveness of internal control over financial reporting of Acadia Healthcare Company, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

May 11, 2026